 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-257576
Supplement No. 3 to Prospectus Supplement Dated September 1, 2021
Dated: March 1, 2025
STATE OF ISRAEL
JUBILEE FIXED RATE BONDS (TWELFTH SERIES)
Effective as of March 1, 2025, the prospectus supplement dated September 1, 2021 (the “Prospectus Supplement”) is revised as follows:
1.
The descriptions of the bonds in the second paragraph on the cover page and on page S-6 under the section “The Offering” of the Prospectus Supplement are each revised to add:

“ •
Premium Jubilee Fixed Rate Bonds: 1-Year Premium Jubilee Fixed Rate Bonds, 2-Year Premium Jubilee Fixed Rate Bonds, 3-Year Premium Jubilee Fixed Rate Bonds, 5-Year Premium Jubilee Fixed Rate Bonds, 10-Year Premium Jubilee Fixed Rate Bonds and 15-Year Premium Jubilee Fixed Rate Bonds.”

2.
The description of the bonds in the fourth paragraph on the cover page of the Prospectus Supplement is revised to add the following at the end of the paragraph:

“You may buy each Premium Jubilee Fixed Rate Bond in a minimum denomination of $1,000,000 and integral multiples of $25,000 in excess of $1,000,000. We may specify a lower multiple in excess of the minimum denomination for Premium Jubilee Fixed Rate Bonds in the relevant rate sheet for an issue of bonds.”
3.
The description of the bonds on page S-1 under the “Denominations” section of the Prospectus Supplement is revised to add the following at the end of the paragraph:

“You may buy each Premium Jubilee Fixed Rate Bond in a minimum denomination of $1,000,000 and integral multiples of $25,000 in excess of $1,000,000. We may specify a lower multiple in excess of the minimum denomination for Premium Jubilee Fixed Rate Bonds in the relevant rate sheet for an issue of bonds.”
4.
The description of the bonds on pages S-6 and S-7 under the “Denominations” section of the Prospectus Supplement is revised to add:

“ •
You may buy each Premium Jubilee Fixed Rate Bond in a minimum denomination of $1,000,000 and, unless a lower multiple is specified in the relevant rate sheet, integral multiples of $25,000 in excess of $1,000,000. In addition, after you have purchased a minimum of $1,000,000 of bonds of a certain maturity period in a single purchase, then during the twelve (12) month period immediately following you may purchase additional bonds of the same maturity period in denominations of $100,000 and, unless a lower multiple is specified in the relevant rate sheet, integral multiples of $25,000 in excess of $100,000, at the interest rate in effect at the time of each such additional purchase. For the avoidance of doubt, if you purchased bonds of the previous series (i.e., the Eleventh Series) that meet the foregoing minimum purchase and time requirements, you may purchase additional bonds of the current series (i.e., the Twelfth Series offered hereby) subject to the same restrictions. Additional bonds must be registered in the same name as the bonds satisfying the minimum purchase requirement.”